Exhibit 99.1

SAKS INCORPORATED ANNOUNCES PLANS FOR EXPENSE,

CAPITAL SPENDING, AND INVENTORY RECEIPT REDUCTIONS

Contact:	Julia Bentley
(865) 981-6243
FOR IMMEDIATE RELEASE	www.saksincorporated.com

New York, New York (January 15, 2009)—Retailer Saks Incorporated (NYSE: SKS) (the “Company”) today announced a series of actions related to expenses, capital spending, and inventory receipts being implemented in response to the deteriorating economic environment and to better position the Company for the future.

Steve Sadove, Chairman and Chief Executive Officer of Saks Incorporated, noted, “Our financial performance is increasingly being challenged by some of the most difficult economic conditions our Company has faced in its 84-year history. It is our expectation that the economic environment will remain extremely challenging through 2009, if not beyond. The sustained downturn in the economy and the decline in luxury consumer demand necessitates that we take appropriate and decisive measures to position the Company for this new operating environment. The cost and capital expenditure reductions are structured to minimize the impact on our customers, and the reduction in inventory receipts is reflective of the decrease in consumer demand. Each of our actions will benefit 2009 and should better position the Company for the future, when economic conditions improve. We continue, however, to focus on and make targeted investments in our strategic merchandising, marketing, and selling initiatives.”

A significant component of the cost reductions consists of a reduction-in-force and changes to compensation and employee benefit plans. Specifically, these actions include:

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reductions of approximately 1,100 corporate support and store positions, equating to approximately 9% of the total Company workforce (in addition to the previously announced reduction-in-force related to discontinuation of the Club Libby Lu business),

•	elimination of 2009 merit-based wage increases for the entire workforce,

•	suspension of 401(k) Plan Company matching contributions for a minimum of one year, and

•	suspension of future benefit accruals for the limited number of associates remaining in the Company’s pension plan.

The majority of affected associates will be notified shortly, and most position eliminations will be effective by January 30, 2009. Eligible associates will be offered appropriate severance packages. Changes in the benefit plans mentioned above will in general be effective for the 2009 plan year. The Company will incur cash severance charges of approximately $9 million, principally in the fourth quarter ended January 31, 2009 (in addition to the previously announced charges related to the discontinuation of the Club Libby Lu business).

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The Company also has identified additional non-employee based cost reductions, primarily in the areas of procurement, information technology, distribution and logistics, travel, and marketing.

The 2009 cost reductions and eliminations are expected to total between $50 million and $60 million and will be reflected in cost of sales (where merchandising and distribution expenses are classified) and in Selling, General, and Administrative (“SG&A”) expenses. Reductions in SG&A expenses are expected to more than offset 2009 increases in pension expense, normalized incentive compensation, and certain inflation-driven expenses.

In addition to cost reductions, the Company has lowered its planned capital expenditures for fiscal 2009 to approximately $60 million, a decrease of over 50% from the projected 2008 level. The 2009 capital expenditures primarily will be related to the completion of the women’s designer floor in the New York City flagship store and certain renovation projects underway in other stores, as well as investments in routine store maintenance and corporate infrastructure projects. The Company also has targeted an approximate 20% decrease in inventory receipts for 2009.

“Based on the expectation for continued weakness in consumer demand during 2009, we also are fortunate to have flexibility under our existing debt facilities, with no short-term maturities of senior debt,” Sadove added. The Company’s revolving credit facility does not terminate until September 2011, and it is subject to no financial covenants except as to the last $60 million of availability. The Company’s remaining senior notes total $192.3 million and mature as follows: $45.9 million in December 2010, $141.6 million in October 2011, $2.9 million in December 2013, and $1.9 million in February 2019. The Company also has a 2% $230 million convertible debenture which matures in 2024.

Sadove concluded, “We have an exceptional brand, valuable and unencumbered real estate, a loyal customer base, solid vendor relationships, and an outstanding team. Although we are staying the course with our long-term strategies, we are making prudent adjustments to our organization and our operations that are needed in this environment. We are positioning the Company to be an even stronger organization when the economy improves.”

The Company will announce its results for the fourth quarter and fiscal year ending January 31, 2009 on Wednesday, March 4, 2009 before market open and will host a call for the investment community at 10:00 a.m. ET that day. Management will provide additional information about its outlook for 2009 at that time. The dial-in number for the call is 706-643-1966.

Saks Incorporated currently operates 53 Saks Fifth Avenue stores, 51 Saks OFF 5TH stores, and saks.com.

Forward-looking Information

The information contained in this press release that addresses future results or expectations is considered “forward-looking” information within the definition of the Federal securities laws. Forward-looking information in this document can be identified through the use of words such as “may,” “will,” “intend,” “plan,” “project,” “expect,” “anticipate,” “should,” “would,” “believe,” “estimate,” “contemplate,” “possible,” and “point.” The forward-looking information is premised on many factors, some of which are outlined below. Actual consolidated results might differ materially from projected forward-looking information if there are any material changes in management’s assumptions.

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The forward-looking information and statements are or may be based on a series of projections and estimates and involve risks and uncertainties. These risks and uncertainties include such factors as: the level of consumer spending for apparel and other merchandise carried by the Company and its ability to respond quickly to consumer trends; adequate and stable sources of merchandise; the competitive pricing environment within the retail sector; the effectiveness of planned advertising, marketing, and promotional campaigns; favorable customer response to relationship marketing efforts of proprietary credit card loyalty programs; appropriate inventory management; effective expense control; successful operation of the Company’s proprietary credit card strategic alliance with HSBC Bank Nevada, N.A.; geo-political risks; changes in interest rates; and fluctuations in foreign currency and exchange rates. For additional information regarding these and other risk factors, please refer to the Company’s filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended February 2, 2008, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K, which may be accessed via EDGAR through the Internet at www.sec.gov.

Management undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events, or otherwise. Persons are advised, however, to consult any further disclosures management makes on related subjects in its reports filed with the SEC and in its press releases.

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